Exhibit No. 99.2

FOR IMMEDIATE RELEASE

BankFinancial Corporation Announces Expansion of Board of Directors and Standstill Agreement with Strategic Value Bank Partners, LLC, Strategic Value Investors LP and Benjamin Mackovak

BURR RIDGE, Ill., February 9, 2024 -- BankFinancial Corporation (Nasdaq: BFIN) announced today that it expanded its Board of Directors with the election of Mr. Aaron O’Connor and Mr. Benjamin Mackovak.

Mr. O’Connor is a certified public accountant and is a partner with Bridge CPA LLC and was formerly a partner at the public accounting firm PKF Mueller and a financial services partner with the public accounting firm Crowe LLP.  Mr. O’Connor has served on the board of directors of BankFinancial NA since January, 2023.  Mr. O’Connor will serve as a director of BankFinancial Corporation in the class of directors with terms expiring at BFIN’s 2025 Annual Meeting of stockholders.

Mr. Mackovak is a co-founder and managing member of Strategic Value Bank Partners, LLC, an investment firm based in Cleveland, Ohio that invests in community banks.  Strategic Value Bank Partners is one of BankFinancial Corporation’s larger institutional stockholders. Mr. Mackovak has significant current and prior experience as a board member of other community banks and thrifts.  Prior to co-founding Strategic Value Bank Partners, Mr. Mackovak had senior leadership roles and experience with several investment analysis and advisory firms since 2004.  Mr. Mackovak will serve as a director of BankFinancial Corporation in the class of directors with terms expiring at BFIN’s 2026 Annual Meeting of stockholders.

On February 7, 2024, BankFinancial Corporation, Strategic Value Bank Partners, LLC, Strategic Value Investors LP and Mr. Mackovak (collectively, the “SVB Partners Parties”) agreed to a Standstill Agreement.  The Standstill Agreement provides that, among other things, at any annual meeting of BankFinancial Corporation’s stockholders during the Standstill Period provided for in the Standstill Agreement, the SVB Partners Parties will vote all BankFinancial Corporation shares that they beneficially own in favor of the nominees for election or reelection as a director selected by the Corporate Governance and Nominating Committee of BankFinancial Corporation’s board of directors and will otherwise support such director candidates, and with respect to any other proposal submitted by any stockholder, will vote all BankFinancial shares that they beneficially own in accordance with the recommendation of BankFinancial Corporation’s board of directors.

In announcing the expansion of the BankFinancial Corporation Board of Directors, F. Morgan Gasior, the Chairman and Chief Executive Officer of BankFinancial, said “The addition of Mr. O’Connor and Mr. Mackovak to the Board of Directors contributes additional financial services expertise and experience and, in the case of Mr. Mackovak, continues our practice of institutional investor/shareholder representation on the Board.”

BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing banking, wealth management and fiduciary services to individuals, families and businesses in the Chicago metropolitan area and on a regional or national basis for commercial finance, equipment finance, commercial real estate finance and treasury management business customers. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol “BFIN.” Additional information may be found at the company’s website, http://www.bankfinancial.com.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial Corporation's actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial Corporation's most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on BankFinancial Corporation's web site at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-425-5568	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-425-5877